Exhibit A

VIRTUS TOTAL RETURN FUND

AUDIT COMMITTEE CHARTER

Organization

The Audit Committee (the “Committee”) of Virtus Total Return Fund (the “Fund”) shall consist of at least three (3) members, all of whom are members of the Fund’s Board of Trustees (the “Board”) and who are “disinterested” Trustees as that term is defined in the Investment Company Act of 1940, as amended or “independent” as defined in the Sarbanes-Oxley Act of 2002, whichever is more restrictive. Each member of the Committee shall be financially literate as that term is interpreted by the Board in its business judgment, and at least one member shall be an “audit committee financial expert” as that term is defined in Item 3 of Form N-CSR. The Board shall appoint Committee members, and shall designate the Committee Chair. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Management of the Fund shall provide or arrange to provide such information, data and services as the Committee may request.

Role and Responsibilities

The function of the Committee is oversight; it is management’s responsibility to maintain appropriate systems for accounting and internal control over financial reporting, and the auditors’ responsibility to plan and carry out a proper audit. Specifically, management is responsible for: (1) the preparation, presentation and integrity of the Fund’s financial statements; (2) the maintenance of appropriate accounting and financial reporting principles and policies; and (3) the maintenance of internal control over financial reporting and other procedures designed to assure compliance with accounting standards and related laws and regulations. The independent auditors are responsible for planning and carrying out an audit consistent with applicable legal and professional standards and the terms of their engagement letter. Nothing in this Charter shall be construed to reduce the responsibilities or liabilities of the Fund’s service providers, including the auditors.

Although the Committee is expected to take a detached and questioning approach to the matters that come before it, the review of the Fund’s financial statements by the Committee is not an audit, nor does the Committee’s review substitute for the responsibilities of management for preparing, or the independent auditors for auditing, the financial statements. Members of the Committee are not full-time employees of the Fund and, in serving on this Committee, are not, and do not hold themselves out to be, acting as accountants or auditors. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.

In discharging their duties the members of the Committee are entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers of the Fund whom the Trustee reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, or other persons as to matters the Trustee reasonably believes are within the person’s professional or experts competence; or (3) a Board committee of which the Trustee is not a member.

Purposes

The purposes of the Committee are:

(a)	to oversee the Fund’s accounting and financial reporting processes, their internal control over financial reporting and, as appropriate, to inquire into the internal control over financial reporting of certain service providers;

(b)	to oversee the quality and integrity of the Fund’s financial statements and the independent audit thereof;

(c)	to oversee, or, as appropriate, assist Board oversight of, the Fund’s compliance with legal and regulatory requirements that relate to the Fund’s accounting and financial reporting, internal control over financial reporting and independent audits;

(d)	to approve prior to appointment the engagement of the Fund’s independent auditors and, in connection therewith, to review and evaluate the qualifications, independence and performance of the Fund’s independent auditors;

(e)	to prepare an audit committee report as required by Item 306 of Regulation S-K to be included in the proxy statements relating to the election of trustees; and

(f)	to act as a liaison between the Fund’s independent auditors and the full Board.

The independent auditors for the Fund shall report directly to the Committee.

Duties and Powers

The Committee shall have the following duties and powers:

(a)	to consider and recommend prior to appointment the selection, retention or termination of independent accountants to annually audit and provide their opinion on the Fund’s financial statements. Committee members shall evaluate the independent accountants’ performance, compensation and costs, organizational capability and independence from management. The Committee will obtain receipt from the independent accountants of a formal written statement delineating relationships between the independent accountants (and their related entities) and the Fund (and its related entities), consistent with Rule 3526 of the Public Company Accounting Oversight Board. The Committee will then make recommendations to the full Board regarding the selection of independent accountants;

(b)	to approve prior to appointment the engagement of the auditors to provide other audit services to the Fund or to provide non-audit services to the Fund, the Fund’s advisers or any entity controlling, controlled by, or under common control with the Fund’s advisers (“adviser affiliate”) that provides ongoing services to the Fund, if the engagement relates directly to the operations and financial reporting of the Fund;

(c)	to develop, to the extent deemed appropriate by the Committee, policies and procedures for pre-approval of the engagement of the Fund’s auditors to provide any of the services described in (b) above;

(d)	to consider the controls applied by the auditors and any measures taken by management in an effort to assure that all items requiring pre-approval by the Committee are identified and referred to the Committee in a timely fashion;

(e)	to consider whether the non-audit services provided by the Fund’s auditors to the Fund’s advisers or any adviser affiliates that provide ongoing services to the Fund, which services were not pre-approved by the Committee, are compatible with maintaining the auditors’ independence; however, the auditor should have all audit and non-audit services pre-approved by the Committee, before performing such service;

(f)	to review the arrangements for and scope of the annual audit and any special audits;

(g)	to review and approve the fees proposed to be charged to the Fund for each audit and non-audit service;

(h)	to consider information and comments from the auditors with respect to the Fund’s accounting and financial reporting policies, procedures and internal control over financial reporting (including the Fund’s critical accounting policies and practices such as valuation of securities, risk management and regulatory compliance), to consider management’s responses to any such comments and, to the extent the Committee deems necessary or appropriate, to promote improvements in the quality of the Fund’s accounting and financial reporting;

(i)	to review the annual audited and semi-annual financial statements, with management and the auditors, including major issues regarding the accounting and auditing principles and practices and including any related disclosures, and, if, the Fund chooses to include Management’s Discussion of Fund Performance in its Form N-CSR, to meet to review and discuss it;

(j)	to receive at least annually a report from the independent auditors within 90 days prior to the filing of the auditors’ report (or receive an updated report within such 90 day period, if the auditors’ annual report is presented to the Committee more than 90 days prior to the filing of the auditors’ report) which includes the following: (i) all critical accounting policies and practices used by the Fund (or, in connection with any update, any changes in such accounting policies and practices), (ii) all material alternative accounting treatments within GAAP that have been discussed with management since the last annual report or update, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm, (iii) other material written communications between the auditors and the management of the Fund since the last annual report or update, and (iv) a description of all non-audit services provided, including fees associated with the services, to the Fund’s complex since the last annual report or update that were not subject to the pre-approval requirements as discussed above;

(k)	to consider the effect upon the Fund of any changes in accounting principles or practices proposed by management or the Fund’s independent auditors and to review any other matters that may have a material effect on the Fund’s financial statements;

(l)	to resolve any serious difficulties or disputes with management encountered during the course of the audit;

(m)	to obtain and review a report from the independent accountants at least annually regarding (i) the independent accountants’ internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, (iii) information relating to criminal, civil, or administrative actions or disciplinary proceedings pending against the firm or any associated person of the firm in connection with any audit report, as provided under section 102 of the Sarbanes-Oxley Act of 2002, (iv) any steps taken to deal with any such issues disclosed by (ii) and (iii) above, (v) all relationships between the independent accountants and the Fund or its affiliates, and (vi) any reports of the independent accountants mandated by Section l0A of the Securities Exchange Act of 1934, as amended, including any information with respect to illegal acts in accordance with Section 10A;

(n)	to establish “whistleblower” procedures for (i) the receipt, retention and treatment of complaints received by the Fund regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Fund or any of its advisers of concerns regarding questionable accounting or auditing matters. Such complaints and concerns shall be reported quarterly to the Committee, and the Fund and its advisers and contract providers shall notify all of their affected employees about the right to provide confidential and/or anonymous complaints or comments regarding questionable accounting matters;

(o)	to review disclosures made by the Fund’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the regulations and rules promulgated thereunder, including the Fund’s disclosure controls and procedures and internal controls over financial reporting and evaluations thereof;

(p)	to review, in consultation as appropriate with management and the independent accountants:

(i)	The adequacy of the internal controls and disclosure controls and procedures, including computerized information system controls over the daily net asset valuation process (including valuation of securities and fair valuation processes),

(ii)	The adequacy of internal controls at servicing agents employed on behalf of the Fund, including significant comments contained in servicing agents auditors’ reports on these controls,

(iii)	Findings and recommendations of the independent accountants on internal controls maintained by both the Fund and its servicing agents, together with responses of management, including the status of previous recommendations;

(q)	to investigate or initiate an investigation of reports of improprieties or suspected improprieties in connection with the Fund’s accounting or financial reporting;

(r)	to report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate; and

(s)	to perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the powers provided in this Charter.

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including appropriate funding, as determined by the Committee, for payment of compensation to the auditors for the purpose of conducting the audit and rendering their audit report, the authority to retain and compensate independent counsel and other experts or consultants as the Committee deems necessary, and the authority to obtain specialized training for Committee members, at the expense of the Fund, as appropriate.

The Committee may delegate any portion of its authority, including the authority to grant pre-approvals of audit and permitted non-audit services, to a subcommittee of one or more members. Any decisions of the subcommittee to grant pre-approvals shall be presented to the full Committee at its next regularly scheduled meeting.

Operations

(a)	The Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require. The chair or a majority of the members shall be authorized to call a meeting of the Committee and send notice thereof.

(b)	The Committee shall ordinarily meet in person; however, members may attend telephonically, and the Committee may act by written consent, to the extent permitted by law and by the Fund’s Bylaws.

(c)	The Committee shall have the authority to meet privately and to admit non-members individually by invitation.

(d)	The Committee shall meet at least annually, in separate executive sessions, with representatives of management and the Fund’s independent auditors. The Committee may also meet with internal legal counsel and compliance personnel of the Fund’s investment advisers and with entities that provide significant accounting or administrative services to the Fund to discuss matters relating to the Fund’s accounting and compliance as well as other Fund-related matters.

(e)	The Committee shall prepare and retain minutes of its meetings and appropriate documentation of decisions made outside of meetings by delegated authority and provide copies thereof to the Board within a reasonable period of time following each meeting.

(f)	A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee. The action of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the action of the Committee.

(g)	The Board shall adopt and approve this Charter and may amend it by motion. The Committee shall review this Charter at least annually and recommend to the full Board any changes the Committee deems appropriate.

(h)	The Committee shall perform a self-evaluation annually.

(i)	No Member of the Committee may accept any consulting, advisory or other compensation from the Fund or be an affiliate of the Fund, its advisers or any of their subsidiaries or affiliates.

Last Approved: December 9, 2011